Exhibit 10.1
October 13, 2006
Dear Lincoln:
The Compensation Committee of Connetics has authorized management to provide you with up to $150,000 in supplemental relocation assistance. This supplemental relocation assistance will be paid in monthly installments of $12,500 beginning on October 1, 2007, net of taxes, and will be reported as taxable income on your W-2.
The monthly installments of $12,500 will cease immediately should your employment status with Connetics change for any reason, including (1) your voluntary reduction of hours to less-than-full-time status, and (2) any termination as a result of a change in control of Connetics as that term is defined in your Change in Control Agreement. There will not be an acceleration of payments in connection with this supplemental relocation assistance under any circumstance.
Please let me know if you have any questions regarding this supplemental relocation assistance.
Very truly yours,
/s/ Thomas G. Wiggans
Thomas G. Wiggans
Chairman and Chief Executive Officer